EXHIBIT 99.1

                            OREGON STEEL MILLS, INC.
                                Portland, Oregon

FOR IMMEDIATE RELEASE                                        March 15, 2004
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Contact:      Ray Adams
              (503) 240-5223


                OREGON STEEL MILLS, INC. ANNOUNCES FOURTH QUARTER
                       AND YEAR END RESULTS AND APPROVAL OF
                       LABOR DISPUTE SETTLEMENT BY THE UNION

Portland, Oregon, March 15, 2004/Business Wire/--Oregon Steel Mills, Inc. (NYSE:
OS) announced today a fourth quarter 2003 net loss of $44.0 million ($1.67 loss per diluted share) compared to net income of $3.3 million ($.13 per diluted share) for the fourth quarter of 2002. During the fourth quarter, the Company recorded a pretax charge of $31.1 million related to the previously announced tentative agreement to settle the labor dispute at the Company's majority-owned subsidiary Rocky Mountain Steel Mills (see settlement discussion below). Also in the fourth quarter, the Company increased its environmental and workers' compensation reserves by $2.1 million. Net loss for the fourth quarter of 2003, before the charge related to the settlement of the labor dispute, was $12.8 million ($.48 loss per diluted share).

Product sales for the fourth quarter of 2003 were $160.8 million. This compares to 2002 fourth quarter product sales of $225.7 million. Average product sales price per ton in the fourth quarter of 2003 was $422 compared to $515 in the fourth quarter of 2002. The decrease in revenues and average sales price was primarily due to lower average selling prices for plate, coil and welded pipe products and reduced shipments of welded pipe and rail products partially offset by higher average selling prices for rail and rod products. In general, welded pipe products have the highest average selling price of all of the Company's steel products.

Overall shipments for the fourth quarter of 2003 were 381,400 tons compared to 2002 fourth quarter shipments of 438,700 tons. Reduced shipments are primarily due to lower welded pipe and rail shipments partially offset by higher plate, coil and rod shipments. During the fourth quarter of 2002, the Company shipped 142,700 tons of welded pipe and 95,400 tons of rail compared to 39,600 tons of welded pipe and 83,800 tons of rail in the fourth quarter of 2003.

Operating loss for the fourth quarter of 2003 was $38.4 million, including the $31.1 million charge related to the tentative labor dispute settlement agreement. Operating loss before the charge related to the settlement of the labor dispute was $7.4 million. This compares to operating income of $15.1 million in the fourth quarter of 2002 and an operating loss of $12.9 million for the third quarter of 2003. Earnings before interest, taxes, depreciation and amortization (EBITDA) for the fourth quarter of 2003 were a negative $25.4 million, including the $31.1 million charge related to the settlement of the labor dispute, compared to a positive $25.3 million in the fourth quarter of 2002 and a negative $2.5 million in the third quarter of 2003. Reduced operating income and

 EBITDA during the fourth
quarter of 2003 compared to the fourth quarter of 2002 reflect reduced revenues, as discussed above, higher slab and manufacturing costs at the Oregon Steel Division, higher energy and scrap costs at the Rocky Mountain Steel Division ("RMSM") and the charge related to the settlement of the labor dispute.

During the fourth quarter, the Company implemented price increases for its plate, coil and rod and bar products of $40, $50 and $60 per ton, respectively. The Company has also announced and is implementing further price increases for its plate, coil, structural tubing, rod and bar, welded pipe and rail products for the first quarter of 2004.

Jim Declusin, the Company's President and CEO, stated, "Throughout much of 2003 our Company had to absorb sharply higher scrap, slab and energy costs with no relief on finished product sales price. As a result, we experienced the worst financial performance in the Company's history. The announced price increases are an attempt to address the sharp and unprecedented increases in scrap and slab costs that began in earnest in the fourth quarter of 2003 and that continue today. In addition we continue to incur the same high energy costs today that we experienced throughout 2003."

Mr. Declusin continued, "With the improved pricing environment and the continued realignment of our production and manning levels to improve our cost structure and quality, we expect our financial performance to be materially better in 2004 than the performance recorded in 2003. Furthermore, based on the financial results for the months of January and February of 2004, the Company anticipates that it will record an after-tax profit in the first quarter of 2004."

On January 15, 2004 the Company announced a tentative agreement to settle ("Settlement") a six-year old labor dispute between the United Steel Workers of America ("Union") at the Company's majority-owned subsidiary, Rocky Mountain Steel Mills. As a result, the Company recorded a pretax charge of $31.1 million in the fourth quarter of 2003. The charge consisted of (1) $23.2 million for the value of four million shares Oregon Steel Mills common stock at $5.81 per share (the closing price of the Company's common stock at December 31, 2003) to be issued as part of the Settlement; (2) a cash payment of $2.5 million; and (3) other accruals of $5.4 million. The Company will adjust the amount of the $31.1 million charge in fiscal year 2004, either up or down, for the change in the price of the Company's common stock between December 31, 2003 and the effective date of the Settlement. As part of the Settlement, RMSM has offered certain bargaining unit employees an early retirement opportunity based on seniority until a maximum of 200 employees have accepted the offer. The Company expects the early retirement option will be finalized during the second quarter of 2004 and at that time, the Company will record an additional charge of approximately $7 million related to the Settlement. The Settlement is conditioned on, among other things, (1) its approval by the shareholders of RMSM, (2) ratification of a new collective bargaining agreement being executed between RMSM and the Union,
(3) approval of the Settlement by the National Labor Relations Board ("Board") and the dismissal of cases pending before the Board related to the labor dispute and (4) various pending legal actions between Oregon Steel Mills and RMSM and the Union being dismissed.

On March 12, 2004, the Union membership at RMSM voted to accept the proposed Settlement and a new five-year collective bargaining agreement. More than 80 percent of those members who voted, cast their votes in favor of the Settlement ending the longest running labor dispute in the Union's history. The Settlement is still conditioned on the approval of the Settlement by the National Labor Relations Board and the dismissal of cases pending before the Board related to the labor dispute.

LIQUIDITY

At December 31, 2003, the Company maintained a $65 million revolving credit facility of which $5.0 million was restricted, an additional $16.1 million was restricted under outstanding letters of credit and $43.9 million was available for use. There were no amounts outstanding on the revolving credit facility as of December 31, 2003. Total debt outstanding, net of cash of $5.8 million, was $296 million compared to $268.4 million at December 31, 2002. During the fourth quarter of 2003, the Company incurred capital expenditures of $4.3 million; depreciation and amortization was $9.7 million.

2004 OUTLOOK

For 2004, the Company expects to ship approximately 1.7 million tons of product. In the Oregon Steel Division, the product mix is expected to consist of 600,000 tons of plate and coil, 230,000 tons of welded pipe and 50,000 tons of structural tubing. At these shipment levels, the Company expects its combination mill to run at approximately 75 percent of its rated capacity and its welded pipe mills to run at approximately 35 percent of their rated capacities. The Company's RMSM Division expects to ship approximately 370,000 tons and 470,000 tons of rail and rod products, respectively. At these shipment levels the rail and rod mills would be at 90 percent and 95 percent, respectively, of their rated capacities. Seamless pipe shipments will be dependent on market conditions in the drilling industry.

Forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties and actual results could differ materially from those projected. Such risks and uncertainties include, but are not limited to, general business and economic conditions; competitive products and pricing, as well as fluctuations in demand; potential equipment malfunction, and plant construction and repair delays. For more detailed information, please review the discussion of risks, which may cause results to differ materially in our most recently filed Form 10-K and Form 10-Q.

Oregon Steel Mills, Inc. is organized into two divisions. The Oregon Steel Division produces steel plate, coil, welded pipe and structural tubing from plants located in Portland, Oregon, Napa, California and Camrose, Alberta, Canada. The Rocky Mountain Steel Mills Division, located in Pueblo, Colorado, produces steel rail, rod, bar, and tubular products.


                       OREGON STEEL MILLS, INC. AND SUBSIDIARY COMPANIES
                          CONDENSED CONSOLIDATED INCOME STATEMENTS(1)
                     (In thousands, except tonnage and per share amounts)
                                          (Unaudited)

                                                                     Three Months Ended                    Twelve Months Ended
                                                                         December 31,                         December 31,
                                                                  2003                2002               2003                2002
                                                              -----------         -----------        -----------       -----------
Sales:
  Product                                                     $   160,844         $   225,718        $   684,413       $   850,497
  Freight                                                           8,078              14,311             38,884            54,453
                                                              -----------         -----------        -----------       -----------
     Total Sales                                                  168,922             240,029            723,297           904,950
Cost of sales                                                     165,266             210,094            713,601           783,940
Fixed and other assets impairment charges (2)                          --                  --             36,113                --
Gain on sale of assets                                               (920)                (68)            (1,835)           (1,283)
Selling, general and administrative expenses                       11,916              14,452             50,477            58,600
Profit participation and other incentive compensation                  15                 491                354             3,761
Labor dispute settlement                                           31,089                  --             31,089                --
                                                              -----------         -----------        -----------       -----------
   Operating (loss) income                                        (38,444)             15,060           (106,502)           59,932
Interest expense, net                                              (8,520)             (8,579)           (33,620)          (36,254)
Other income (expense), net(3)                                        324                 626              1,448               961
Minority interest                                                   3,037              (1,314)             6,108            (3,036)
                                                              -----------         -----------        -----------       -----------
Income (loss) before income taxes                                 (43,603)              5,793           (132,566)           21,603
Income tax benefit (expense)(3,4)                                    (435)             (2,475)             6,617            (9,244)
Net income (loss)before cumulative effect of change           -----------         -----------        -----------       -----------
  in accounting principle                                         (44,038)              3,318           (125,949)           12,359
Cumulative effect of change in accounting principle,
  net of tax and minority interest (5)                                 --                  --                 --           (17,967)
                                                              -----------         -----------        -----------       -----------
     Net income (loss)                                        $   (44,038)        $     3,318        $  (125,949)      $    (5,608)
                                                              ===========         ===========        ===========       ===========
Basic net income (loss)per share before cumulative
  effect of change in accounting principle                    $     (1.67)        $      0.13        $     (4.77)      $      0.47
Basic  net income (loss) per share after cumulative
  effect of change in accounting principle                    $     (1.67)        $      0.13        $     (4.77)      $     (0.21)
Basic weighted average shares outstanding                          26,395              26,388             26,391            26,387

Operating (loss) income per ton                               $   (100.80)        $     34.33        $    (65.14)      $     33.60
Operating margin                                                   (22.8%)                6.3%            (14.7%)             6.6%

Depreciation and amortization                                 $     9,709         $    10,933        $    40,809       $    45,868
EBITDA after impairment charges(6)                            $   (25,374)        $    25,305        $   (31,565)      $   103,725

Total tonnage sold:
Oregon Steel Division
   Plate and coil                                                 120,000              99,900            501,300           467,600
   Structural tubing                                                1,600                  --              1,600                --
   Welded pipe                                                     39,600             142,700            237,900           479,400
                                                              -----------         -----------        -----------       -----------
                                                                  161,200             242,600            740,800           947,000
                                                              -----------         -----------        -----------       -----------
Rocky Mountain Steel Mills Division
   Rail                                                            83,800              95,400            360,400           384,100
   Rod/Bar                                                        124,900              91,300            482,400           419,700
   Seamless pipe                                                   11,500               9,300             51,300            30,000
   Semi-finished                                                       --                 100                 --             2,700
                                                              -----------         -----------        -----------       -----------
                                                                  220,200             196,100            894,100           836,500
                                                              -----------         -----------        -----------       -----------
      Total Company                                               381,400             438,700          1,634,900         1,783,500
                                                              ===========         ===========        ===========       ===========

Product Sales:(7)
   Oregon Steel Division                                      $    73,456         $   150,531        $   343,755       $   535,049
   Rocky Mountain Steel Mills Division                             87,388              75,187            340,658           315,448
                                                              -----------         -----------        -----------       -----------
      Total Company                                           $   160,844         $   225,718        $   684,413       $   850,497
                                                              ===========         ===========        ===========       ===========

Average selling price per ton:(7)
   Oregon Steel Division                                             $456                $620               $464              $565
   Rocky Mountain Steel Mills Division                                397                 383                381              $377
      Total Company                                                   422                 515                419              $477


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

(1)Certain reclassifications have been made in the prior year's periods to conform to the current period presentations. Such reclassifications do not affect results of operations as previously reported.
(2)The $36.1 million impairment charge consists of 1) impairment of fixed assets
   - $26.6 million, and 2) reduction of dedicated stores and operating supplies to net realizable value - $9.5 million.
(3)Comparative numbers restated to include items previously classified as extraordinary items.
(4)Reflects the effect of a valuation allowance against deferred tax assets of $9.2 million and $26.7 million for the three and twelve month periods, respectively.
(5)Write-off of goodwill related to adoption of FASB No. 142, net of tax and minority interest.
(6)Excludes cumulative effect of accounting change.
(7)Product sales and average selling price per ton exclude freight revenue.

                OREGON STEEL MILLS, INC. AND SUBSIDIARY COMPANIES
                    CONDENSED CONSOLIDATED BALANCE SHEETS(1)
                                 (In thousands)
                                   (Unaudited)

                                                December 31,     December 31,
                                                    2003            2002
                                                ------------     ------------
Current assets:
    Cash and cash equivalents                      $  5,770       $ 28,008
    Trade accounts receivable, net                   78,026         84,547
    Inventories                                     139,623        162,834
    Deferred taxes and other current assets          35,141         15,031
                                                   --------       --------
                                                    258,560        290,420
Property, plant and equipment, net                  477,581        523,378
Goodwill                                                520            520
Intangibles, net                                     11,803         12,377
Other assets                                         15,514         17,625
                                                   --------       --------
       Total assets                                $763,978       $844,320
                                                   ========       ========

Current liabilities                                $131,833       $118,899
Bonds payable                                       301,832        301,428
Deferred taxes                                       20,442         16,895
Other liabilities                                   106,048         74,848
                                                   --------       --------
                                                    560,155        512,070
Minority interest                                    16,571         25,260
Stockholders' equity                                187,252        306,990
                                                   --------       --------
Total liabilities and stockholders' equity         $763,978       $844,320
                                                   ========       ========


(1) Certain reclassifications have been made in the prior year's periods to conform to the current period presentations. Such reclassifications do not affect results of operations as previously reported.




                       OREGON STEEL MILLS, INC. AND SUBSIDIARY COMPANIES
                                     CALCULATION OF EBITDA
                                        (In thousands)
                                          (Unaudited)

                                                                         Three Months Ended              Twelve Months Ended
                                                                             December 31,                    December 31,
                                                                          2003             2002            2003             2002
                                                                     ---------        ---------       ---------        ---------
Net income (loss)                                                    $ (44,038)       $   3,318       $(125,949)       $  (5,608)
  Add back cumulative effect of change in accounting
      principle, net of tax and minority interest                           --               --              --           17,967
                                                                     ---------        ---------       ---------        ---------
Net income (loss) before accounting change                             (44,038)           3,318        (125,949)          12,359
  Provision for income tax expense (benefit)                               435            2,475          (6,617)           9,244
                                                                     ---------        ---------       ---------        ---------
Pre-tax income (loss)                                                  (43,603)           5,793        (132,566)          21,603

Add back:
  Interest expense, net                                                  8,520            8,579          33,620           36,254
  Depreciation                                                           9,681           10,902          40,693           45,746
  Amortization                                                              28               31             116              122
                                                                     ---------        ---------       ---------        ---------
EBITDA                                                                 (25,374)          25,305         (58,137)         103,725

Add back:
  Fixed asset impairment charges                                            --               --          26,572               --
                                                                     ---------        ---------       ---------        ---------
EBITDA after impairment charges                                      $ (25,374)       $  25,305       $ (31,565)       $ 103,725
                                                                     =========        =========       =========        =========



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